Financial presentation to accompany management transcript Q3 FY20

Safe harbor and non-GAAP measures This presentation contains statements as to Walmart management's guidance regarding earnings per share, adjusted earnings per share and Walmart's effective tax rate for the fiscal year ending January 31, 2020. Walmart believes such statements are "forward-looking statements" as defined in, and are intended to enjoy the protection of the safe harbor for forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Assumptions on which such forward-looking statements are based are also forward-looking statements. Walmart's actual results may differ materially from the guidance provided as a result of changes in circumstances, assumptions not being realized or other risks, uncertainties and factors including: • economic, geo-political, capital markets and business conditions, trends and events around the world and in the markets in which Walmart operates; • currency exchange rate fluctuations, changes in market interest rates and commodity prices; • unemployment levels; competitive pressures; inflation or deflation, generally and in particular product categories; • consumer confidence, disposable income, credit availability, spending levels, shopping patterns, debt levels and demand for certain merchandise; • consumer enrollment in health and drug insurance programs and such programs' reimbursement rates; • the amount of Walmart's net sales denominated in the U.S. dollar and various foreign currencies; • the impact of acquisitions, investments, divestitures, store or club closures, and other strategic decisions; • Walmart's ability to successfully integrate acquired businesses, including within the eCommerce space; • Walmart's effective tax rate and the factors affecting Walmart's effective tax rate, including assessments of certain tax contingencies, valuation allowances, changes in law, administrative audit outcomes, impact of discrete items and the mix of earnings between the U.S. and Walmart's international operations; • changes in existing tax, labor and other laws and regulations and changes in tax rates, trade agreements, trade restrictions and tariff rates; • customer transaction and average ticket in Walmart's stores and clubs and on its eCommerce platforms; • the mix of merchandise Walmart sells, the cost of goods it sells and the shrinkage it experiences; • the amount of Walmart's total sales and operating expenses in the various markets in which it operates; • transportation, energy and utility costs and the selling prices of gasoline and diesel fuel; • supply chain disruptions and disruptions in seasonal buying patterns; • consumer acceptance of and response to Walmart's stores, clubs, digital platforms, programs, merchandise offerings and delivery methods; • cyber security events affecting Walmart and related costs; • developments in, outcomes of, and costs incurred in legal or regulatory proceedings to which Walmart is a party; • casualty and accident-related costs and insurance costs; • the turnover in Walmart's workforce and labor costs, including healthcare and other benefit costs; • changes in accounting estimates or judgments; • the level of public assistance payments; and • natural disasters, changes in climate, geo-political events and catastrophic events. Such risks, uncertainties and factors also include the risks relating to Walmart’s strategy, operations and performance and the financial, legal, tax, regulatory, compliance, reputational and other risks discussed in Walmart’s most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q filed with the SEC. Walmart urges you to consider all of the risks, uncertainties and factors identified above or discussed in such reports carefully in evaluating the forward-looking statements in this presentation. Walmart cannot assure you that the results reflected or implied by any forward-looking statement will be realized or, even if substantially realized, that those results will have the forecasted or expected consequences and effects for or on Walmart’s operations or financial performance. The forward-looking statements made in this presentation are as of the date of this presentation. Walmart undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances. This presentation includes certain non-GAAP measures as defined under SEC rules, including net sales, revenue, and operating income on a constant currency basis, adjusted EPS, free cash flow and return on investment. Refer to information about the non-GAAP measures contained in this presentation. Additional information as required by Regulation G and Item 10(e) of Regulation S-K regarding non-GAAP measures can be found in our most recent Form 10-K and our Form 8-K furnished as of the date of this presentation with the SEC, which are available at www.stock.walmart.com. 2

Fiscal Year 2020 Guidance The following guidance reflects the company’s expectations for fiscal year 2020. Assumptions in the guidance include that economic conditions, currency rates and the tax and regulatory landscape remain generally consistent. The company continues to assess the ongoing civil unrest in Chile and has not included any related potential discrete financial effects in its assumptions. Additionally, the guidance assumes no further change in fair value of the Company's equity investment in JD.com. • FY20 Adjusted EPS1 is now expected to increase slightly compared to FY19 adjusted EPS2, including Flipkart, and is expected to increase by a high single-digit percentage range, excluding Flipkart. • Expectations for the dilution from Flipkart remain unchanged, excluding a non-cash impairment charge. • The effective tax rate is now expected to range between 25% and 25.5%. 1 FY20 GAAP EPS to increase significantly compared to FY19. For FY20, adjusted EPS guidance excludes an unrealized gain of $0.25, net of tax, related to the company's investment in JD.com and a non-cash impairment charge of $0.06, net of tax and noncontrolling interest, through the nine months ended October 31, 2019. 2 See additional information at the end of this presentation regarding non-GAAP financial measures. 3

# Walmart Inc.

| *(Amounts in millions, except per share data)* | Q3 | $ Δ[1] | % Δ[1] | YTD | $ Δ[1] | % Δ[1] |
|---|---|---|---|---|---|---|
| Total revenue | $ 127,991 | $ 3,097 | 2.5 % | $ 382,293 | $ 6,681 | 1.8 % |
| Total revenue, constant currency[2] | 129,008 | 4,114 | 3.3 % | 386,474 | 10,862 | 2.9 % |
| Net sales | 126,981 | 3,084 | 2.5 % | 379,318 | 6,732 | 1.8 % |
| Net sales, constant currency[2] | 127,991 | 4,094 | 3.3 % | 383,466 | 10,880 | 2.9 % |
| Membership & other income | 1,010 | 13 | 1.3 % | 2,975 | (51) | (1.7)% |
| Operating income[3] | 4,718 | (268) | (5.4)% | 15,246 | (644) | (4.1)% |
| Operating income, constant currency[2, 3] | 4,782 | (204) | (4.1)% | 15,391 | (499) | (3.1)% |
| Interest expense, net | 589 | 55 | 10.3 % | 1,799 | 275 | 18.0 % |
| Other (gains) and losses | (244) | (2,120) | NM | (996) | (9,566) | NM |
| Consolidated net income attributable to Walmart | 3,288 | 1,578 | 92.3 % | 10,740 | 7,757 | 260.0 % |
| EPS | 1.15 | 0.57 | 98.3 % | 3.74 | 2.73 | 270.3 % |
| Adjusted EPS[2] | 1.16 | 0.08 | 7.4 % | 3.55 | 0.05 | 1.4 % |

[1] Change versus prior year comparable period.

[2] See press release located at www.stock.walmart.com and reconciliations at the end of presentation regarding non-GAAP financial measures.

[3] For the third quarter, excluding the impact of a non-cash trade name impairment charge (which contributed a decline of 5.9% and 5.8% on a reported and constant currency basis, respectively), operating income would have increased 0.5% and 1.7% on a reported and constant currency basis, respectively.

NM = Not meaningful

4

Walmart Inc. Q3 bps Δ1 YTD bps Δ1 Gross profit rate 24.5% (36) bps 24.4% (36) bps Operating expenses as a percentage of net sales2 21.6% (6) bps 21.1% (15) bps Effective tax rate3 24.1% (540) bps 24.5% (1,745) bps Debt to total capitalization4 NP NP 44.9% (100) bps Return on assets5 NP NP 6.3% 370 bps Return on investment5 NP NP 13.7% 30 bps 1 Basis points change versus prior year comparable period. 2 Excluding the impact of the non-cash trade name impairment charge (which contributed 24 basis points of deleverage for the third quarter and 8 basis points of deleverage year to date), we would have delivered 30 basis points of leverage for the third quarter and 23 basis points of leverage year to date. 3 The effective tax rate for the year to date period decreased when compared to the prior comparable period primarily due to the loss on sale of a majority stake in Walmart Brazil. 4 Debt to total capitalization calculated as of October 31, 2019. Debt includes short-term borrowings, long-term debt due within one year, finance lease obligations due within one year, long-term debt and long- term finance lease obligations. Total capitalization includes debt and total Walmart shareholders' equity. 5 Calculated for the trailing 12 months ended October 31, 2019. For ROI, see press release located at www.stock.walmart.com and reconciliations at the end of presentation regarding non-GAAP financial measures. NP = not provided 5

Walmart Inc. 1 1 (Amounts in millions) Q3 $ Δ % Δ Receivables, net $ 5,612 (173) (3.0)% Inventories 51,546 1,166 2.3% Accounts payable 49,750 21 0.0% 1 Change versus prior year comparable period. 6

Walmart Inc. 1 (Amounts in millions) YTD $ Δ Operating cash flow $ 14,539 $ (2,769) Capital expenditures 7,765 751 Free cash flow2 $ 6,774 (3,520) 1 1 (Amounts in millions) Q3% Δ YTD % Δ Dividends $ 1,509 (0.5)% $ 4,545 (1.1)% Share repurchases3 1,122 (51.6)% 4,829 16.1% Total $ 2,631 (31.4)% $ 9,374 7.0% 1 Change versus prior year comparable period. 2 See press release located at www.stock.walmart.com and reconciliations at the end of this presentation regarding non- GAAP financial measures. 3 $6.6 billion remaining of $20 billion authorization approved in October 2017. The company repurchased approximately 10 7 million shares in the third quarter of fiscal 2020.

# Walmart U.S.

| *(Amounts in millions)* | Q3 | Δ[1] | YTD | Δ[1] |
| --- | --- | --- | --- | --- |
| Net sales | $83,189 | 3.2% | $248,733 | 3.1% |
| Comparable sales[2,3] | 3.2% | NM | 3.1% | NM |
| • Comp transactions[4] | 1.3% | NM | NP | NP |
| • Comp ticket[4] | 1.9% | NM | NP | NP |
| eCommerce impact[3] | ~170 bps | NM | NP | NP |
| Gross profit rate | Decrease | (4) bps | Decrease | (7) bps |
| Operating expense rate | Decrease | (21) bps | Decrease | (19) bps |
| Operating income | $4,176 | 6.1% | $12,977 | 5.1% |

[1] Change versus prior year comparable period.

[2] Comp sales for the 13-week period ended October 25, 2019, excluding fuel.

[3] The results of new acquisitions are included in our comp sales metrics in the 13th month after acquisition.

[4] Beginning with the first quarter of FY20, we updated our definition of traffic as a component of comparable sales to be all sales transactions in our stores as well as for eCommerce. Traffic will now be called transactions. For comparability, we revised this metric for FY19 and have provided a quarterly summary on our website at http://www.stock.walmart.com.

NM - Not meaningful NP - Not provided

Walmart Save money. Live better.

8

Walmart U.S. - quarterly financial highlights Sales • Comp sales1 increased 3.2%, with comp ticket higher by 1.9% and comp transactions grew 1.3%. eCommerce sales grew 41% and contributed approximately 170 basis points to segment comp sales growth. Online grocery was a meaningful contributor to eCommerce growth. • On a two-year stacked basis, comp sales were up 6.6%, marking growth by more than six percent for five of the last six quarters. • Strong sales trends continued across most key categories. Gross profit rate • Gross profit rate was better than expected despite a decline of 4 basis points. Continued price investments pressured gross profit but were partially offset by favorable merchandise mix, including strength in private brands, and lower supply chain costs. The eCommerce team delivered gross profit rate improvement year over year. Expenses • Operating expenses leveraged 21 basis points. Both stores and eCommerce teams delivered expense leverage. Physical stores leveraged expenses for the 11th consecutive quarter due to strong productivity improvements, partially offset by growth of eCommerce in the segment. Inventory • Comp store inventory was up 2.7% and total inventory increased 1.7% on net sales growth of 3.2%. This was due in part to strategic investments in certain categories and eCommerce. We feel good about the quality of our inventory position. Format growth • We had a net opening of 1 Supercenter and remodeled nearly 150 stores. • As of Q3, we had nearly 3,100 grocery pickup locations, more than 1,400 stores with same-day grocery delivery and about 1,400 pickup towers. 1 Comp sales for the 13-week period ended October 25, 2019, excluding fuel. 9

Walmart U.S. - quarterly merchandise highlights Category Comp Comments Food and consumables sales results were strong with snacks & beverages, fresh foods, and pets among the strongest categories. 1 Increased penetration of private brands continues to drive strong sales Grocery + mid single-digit along with our expanding omnichannel offering. Price investments in food led to modest deflation in comp ticket this quarter, while consumables' inflation increased modestly versus last year. Pharmacy comp sales increased primarily due to branded drug Health & wellness + mid single-digit inflation and strong growth in 90-day script counts. General Home and hardlines delivered strong results, particularly in private merchandise2 + low single-digit brands. Unseasonable weather contributed to softness in apparel. 1 Includes food and consumables. 2 General merchandise includes entertainment, toys, hardlines, apparel, home and seasonal. 10

Walmart International Constant Constant 1 1 (Amounts in millions) Reported currency Reported currency Q3 Δ2 Q3 Δ2 1 YTD Δ2 YTD Δ2 Net sales $29,167 1.3% $30,177 4.8% $87,081 (1.6)% $91,229 3.1% Gross profit rate Decrease (150) bps NP NP Decrease (159) bps NP NP Operating expense rate Increase 49 bps NP NP Decrease (5) bps NP NP Operating income $634 (46.2)% $698 (40.8)% $2,265 (39.0)% $2,410 (35.1)% 1 See press release located at www.stock.walmart.com and reconciliations at the end of presentation regarding non-GAAP financial measures. 2 Change versus prior year comparable period. NP - Not provided 11

Walmart International - quarterly financial highlights Sales • Positive comp sales in seven of 10 markets, including the major markets of Mexico, Canada and China. • The inclusion of Flipkart for the full third-quarter in the current fiscal year versus a partial third-quarter in the prior fiscal year positively affected sales. • Changes in currency rates negatively affected net sales by $1.0 billion. Gross profit • Gross profit rate declined 150 basis points on a reported basis, primarily due to Flipkart. A change in mix towards lower margin categories and formats in certain markets were also contributing factors. Expenses • Operating expenses deleveraged 49 basis points on a reported basis. ◦ Excluding the impact of a non-cash trade name impairment charge1, operating expenses would have leveraged 51 basis points on a reported basis. Positive comp sales and cost discipline across multiple markets contributed to the performance. Operating income • Operating income declined 46.2% on a reported basis and declined 40.8% in constant currency, primarily due to Flipkart. ◦ Excluding the impact of a non-cash trade name impairment charge1, operating income would have declined 21.4% and 16.2% on a reported and constant currency basis, respectively. • Changes in currency rates negatively affected operating income by $64 million. Inventory • During the quarter, inventory growth outpaced the sales growth on a reported basis. 1 The non-cash trade name impairment charge contributed 100 basis points of deleverage on a reported basis as well as contributed 24.8% and 24.6% on a reported and constant currency basis, respectively, to the decline in operating income. 12

Walmart International - key market quarterly results Comp3 Gross 1,2 Net Operating Country 3 profit sales income3 Sales Transactions Ticket rate3 Walmex4 3.1% 0.1% 3.0% 4.7% Increase Increase China 3.7% 1.1% 2.6% 6.3% Decrease Increase Canada 1.9% (0.5)% 2.4% 0.9% Decrease Decrease United Kingdom5 (0.5)% (0.9)% 0.4% (0.6)% Decrease Decrease 1 Results are presented on a constant currency basis here and for all key market highlights. Net sales and comp sales are presented on a nominal, calendar basis. 2 eCommerce results are included for each of the markets listed in the table. 3 Change versus prior year comparable period. 4 Walmex includes the consolidated results of Mexico and Central America. 5 Comp sales for the United Kingdom are presented excluding fuel.  13

Walmart International - key market highlights Walmex • Net sales increased 4.7% and comp sales increased 3.1%, led by strength in Mexico. ◦ In Mexico, comp sales increased 3.8% or 10.1% on a two-year stacked basis. ◦ Opened 36 new stores across Mexico and Central America. • Comp sales growth continued to outpace ANTAD1 self-service and clubs. ◦ Increased eCommerce sales in Mexico by 65%. • Gross profit rate increased primarily as a result of improved cost of goods savings initiatives and fewer markdowns. • Operating expenses leveraged primarily as a result of lapping certain charges from last year. • Operating income increased primarily as a result of improved gross margin and operating expense leverage. China • Net sales increased 6.3% and comp sales increased 3.7%. ◦ Sam's Club delivered double-digit comp sales growth. ◦ eCommerce sales grew by 99%. • Gross profit rate declined primarily as a result of the mix effects of continued growth at Sam's Club and in eCommerce. • Operating expense leverage is due to higher sales growth, gains on lease terminations, and store costs savings initiatives. • Operating income increased primarily as a result of higher sales growth and operating expense leverage. 1 ANTAD - Asociación Nacional de Tiendas de Autoservicio y Departamentales; The National Association of Supermarkets and Department Stores 14

Walmart International - key market highlights Canada • Net sales increased 0.9% and comp sales increased 1.9%. ◦ Comp sales growth benefited from strength in grocery and fresh, offset by softer sales in general merchandise and apparel. ◦ The company finalized the sale of Walmart Canada Bank on April 1, 2019, which resulted in a headwind to sales for the quarter of 103 basis points. • Gross profit rate declined primarily as a result of the divestiture of Walmart Canada Bank, increased markdowns in general merchandise and apparel and higher transportation costs. • Operating expenses leveraged for the quarter primarily as a result of the divestiture of Walmart Canada Bank, partially offset by legislative changes to minimum wage requirements. • Operating income declined primarily as a result of the decline in gross profit rate. U.K. • Net sales decreased 0.6% and comp sales declined 0.5%. ◦ The uncertainty surrounding Brexit continues to negatively affect customer spending patterns. ◦ Sales for online grocery continued to outpace the market, according to Kantar. • Gross profit rate declined primarily as a result of seasonal markdowns in apparel following a softer summer season versus last year. • Operating expenses deleveraged primarily as a result of the decline in sales. • Operating income declined primarily as a result of the decline in gross profit rate and increased operating expenses. 15

Sam's Club With fuel Without fuel1 With fuel Without fuel1 (Amounts in millions) Q3 Δ2 Q3 Δ2 YTD Δ2 YTD Δ2 Net sales $14,625 0.7% $13,075 0.6% $43,504 1.3% $38,979 0.8% Comparable sales3 0.8% NM 0.6% NM 1.2% NM 0.7% NM • Comp transactions NP NP 5.7% NM NP NP NP NP • Comp ticket NP NP (5.1)% NM NP NP NP NP eCommerce impact NP NP ~170 bps NM NP NP NP NP Gross profit rate Decrease (30) bps Decrease (45) bps Increase 8 bps Increase 9 bps Membership income NP NP NP 3.1% NP NP NP 2.3% Operating expense rate Increase 11 bps Increase 15 bps Decrease (14) bps Decrease (7) bps Operating income $327 (13.7)% $274 (20.6)% $1,258 13.7% $1,141 11.1% 1 Represents financial information of all non-fuel operations. For the three and nine months ended October 31, 2019, fuel sales were $1.6 billion and $4.5 billion and fuel operating income was $53 million and $117 million, respectively. 2 Change versus prior year comparable period. 3 Comp sales for the 13-week ended October 25, 2019. Tobacco sales negatively affected comparable sales by 350 basis points for Q3. NP - Not provided NM - Not meaningful 16

Sam's Club - quarterly financial highlights Sales • Comp sales1 increased 0.6% and comp transactions grew 5.7%. Tobacco negatively affected comp sales by approximately 350 basis points. • eCommerce sales increased approximately 32%. Gross profit • Gross profit rate decreased 30 basis points and 45 basis points, with and without fuel, respectively. Higher margins on fuel positively affected gross profit. Without fuel, gross profit rate declined due to investments in price and higher eCommerce fulfillment costs. These were partially offset by a reduction in sales of tobacco. Operating expenses • Operating expenses as a percentage of net sales increased 11 and 15 basis points, with and without fuel, respectively. Operating expense deleverage is primarily the result of a reduction in sales of tobacco and a higher level of tech investment partially offset by lower labor- related costs. Membership income • Membership income increased 3.1%. Trends in membership continue to improve. Compared to last year, the total number of members, overall renewal rates and renewal rates for Plus members all increased for the quarter. Inventory • Inventory increased 0.5% to support sales growth. 1 Comp sales for the 13-week period ended October 25, 2019, excluding fuel. 17

Sam's Club - quarterly category highlights Category Comp Comments Fresh / Freezer / Cooler + mid single-digit Prepared foods, fresh meat and frozen performed well. Grocery and beverage + mid single-digit Snacks, soda, juice and chips performed well. Consumables + mid single-digit Broad-based strength, including paper goods, laundry & home care and pet supplies. Home and apparel + low single-digit Kitchen electrics and apparel performed well. Technology, office and Soft sales of consumer electronics, entertainment and office supplies were partially offset by entertainment - low single-digit improved mobile sales. Health and wellness + low single-digit Pharmacy and OTC performed well. 18

Non-GAAP measures - ROI We include Return on Assets ("ROA"), which is calculated in accordance with U.S. generally accepted accounting principles ("GAAP") as well as Return on Investment ("ROI") as measures to assess returns on assets. Management believes ROI is a meaningful measure to share with investors because it helps investors assess how effectively Walmart is deploying its assets. Trends in ROI can fluctuate over time as management balances long-term strategic initiatives with possible short-term impacts. We consider ROA to be the financial measure computed in accordance with GAAP that is the most directly comparable financial measure to our calculation of ROI. ROA was 6.3 percent and 2.6 percent for the trailing twelve months ended October 31, 2019 and 2018, respectively. The increase in ROA was primarily due to the increase in consolidated net income over the trailing twelve months, primarily resulting from lapping the $4.5 billion net loss in fiscal 2019 related to the sale of the majority stake in Walmart Brazil, the change in fair value of the investment in JD.com, and lapping the restructuring and impairment charges in the fourth quarter of fiscal 2018, partially offset by the dilution to operating income related to Flipkart. ROI was 13.7 percent and 13.4 percent for the trailing twelve months ended October 31, 2019 and 2018, respectively. The increase in ROI was due to the increase in operating income over the trailing twelve months primarily as a result of lapping the restructuring and impairment charges in the fourth quarter of fiscal 2018, offset by the dilution to operating income related to Flipkart. The denominator remained relatively flat as the increase in average total assets due to the Flipkart Acquisition was offset by the decrease in average invested capital resulting from the removal of the eight times rent factor upon adoption of ASU 2016-02, Leases ("ASU 2016-02") since operating lease right of use assets are now included in total assets. We define ROI as adjusted operating income (operating income plus interest income, depreciation and amortization, and rent expense) for the trailing 12 months divided by average invested capital during that period. We consider average invested capital to be the average of our beginning and ending total assets, plus average accumulated depreciation and average amortization, less average accounts payable and average accrued liabilities for that period. Upon adoption of ASU 2016-02, rent for the trailing 12 months multiplied by a factor of 8 is no longer included in the calculation of ROI on a prospective basis as operating lease assets are now capitalized. For fiscal 2020, lease related assets and associated accumulated amortization are included in the denominator at their carrying amount as of the current balance sheet date, rather than averaged, because they are no longer directly comparable to the prior year calculation which included rent for the trailing 12 months multiplied by a factor of 8. A two-point average will be used for leased assets beginning in fiscal 2021, after one full year from the date of adoption of the new lease standard. Further, beginning prospectively in fiscal 2020, rent expense in the numerator excludes short-term and variable lease costs as these costs are not included in the operating lease right of use asset balance. 19

Non-GAAP measures - ROI cont. Prior to adoption of ASU 2016-02, we defined ROI as adjusted operating income (operating income plus interest income, depreciation and amortization, and rent expense) for the trailing 12 months divided by average invested capital during that period. We considered average invested capital to be the average of our beginning and ending total assets, plus average accumulated depreciation and average amortization, less average accounts payable and average accrued liabilities for that period, plus a rent factor equal to the rent for the fiscal year or trailing 12 months multiplied by a factor of 8, which estimated the hypothetical capitalization of our operating leases. Because the new lease standard was adopted prospectively as of February 1, 2019, our calculation of ROI for the comparable fiscal 2019 period was not recast. Our calculation of ROI is considered a non-GAAP financial measure because we calculate ROI using financial measures that exclude and include amounts that are included and excluded in the most directly comparable GAAP financial measure. For example, we exclude the impact of depreciation and amortization from our reported operating income in calculating the numerator of our calculation of ROI. As mentioned above, we consider ROA to be the financial measure computed in accordance with generally accepted accounting principles most directly comparable to our calculation of ROI. ROI differs from ROA (which is consolidated net income for the period divided by average total assets for the period) because ROI: adjusts operating income to exclude certain expense items and adds interest income; adjusts total assets for the impact of accumulated depreciation and amortization, accounts payable and accrued liabilities to arrive at total invested capital. Because of the adjustments mentioned above, we believe ROI more accurately measures how we are deploying our key assets and is more meaningful to investors than ROA. Although ROI is a standard financial measure, numerous methods exist for calculating a company's ROI. As a result, the method used by management to calculate our ROI may differ from the methods used by other companies to calculate their ROI. 20

Non-GAAP measures - ROI cont. The calculation of ROA and ROI, along with a reconciliation of ROI to the calculation of ROA, is as follows: CALCULATION OF RETURN ON ASSETS CALCULATION OF RETURN ON INVESTMENT Trailing Twelve Months Trailing Twelve Months Ended October Ended October (Dollars in millions) 2019 31,2018 (Dollars in millions) 2019 31,2018 Numerator Numerator Consolidated net income $ 14,720 $ 5,729 Operating income $ 21,313 $ 20,357 Denominator + Interest income 212 190 Average total assets1 $ 233,207 $ 217,999 + Depreciation and amortization 10,889 10,649 Return on assets (ROA) 6.3% 2.6% + Rent 2,733 3,053 Adjusted operating income $ 35,147 $ 34,249 October 31, Denominator Certain Balance Sheet Data 2019 2018 2017 Average total assets1,2 $ 240,261 $ 217,999 + Average accumulated depreciation Total assets $ 239,830 $ 226,583 $ 209,414 and amortization1,2 87,982 84,136 Leased assets, net 21,099 6,991 NP - Average accounts payable1 49,740 48,658 Total assets without leased assets, net 218,731 219,592 NP - Average accrued liabilities1 21,884 22,276 Accumulated depreciation and amortization 91,697 85,827 82,445 + Rent x 8 N/A 24,424 Accumulated amortization on leased assets 4,140 5,701 NP Average invested capital $ 256,619 $ 255,625 Accumulated depreciation and amortization, without leased assets 87,557 80,126 NP Return on investment (ROI) 13.7% 13.4% Accounts payable 49,750 49,729 47,587 Accrued liabilities 20,973 22,795 21,757 1 The average is based on the addition of the account balance at the end of the current period to the account balance at the end of the corresponding prior period and dividing by 2. Average total assets as used in ROA includes the average impact of the adoption of ASU 2016-02. 2 For the twelve months ended October 31, 2019, as a result of adopting ASU 2016-02, average total assets is based on the average of total assets without leased assets, net plus leased assets, net as of October 31, 2019. Average accumulated depreciation and amortization is based on the average of accumulated depreciation and amortization, without leased assets plus accumulated amortization on leased assets as of October 31, 2019. 21 NP = not provided 3 Upon adoption of ASU 2016-02, Leases, a factor of eight times rent is no longer included in the calculation of ROI on a prospective basis as operating lease assets are now recorded on the Consolidated Balance Sheet. 1 The average is based on the addition of the account balance at the end of the current period to the account balance at the end of the prior period and dividing by 2. 2 The average is based on the addition of 'total assets without leased assets, net' at the end of the current period to 'total assets without leased assets, net' at the end of the prior period and dividing by 2, plus 'leased assets, net' at the end of the current period. 3 The average is based on the addition of 'accumulated depreciation and amortization, without leased assets' at the end of the current period to 'accumulated depreciation and amortization, without leased assets' at the end of the prior period and dividing by 2, plus 'accumulated amortization on leased assets' at the end of the current period. NP = not provided

Non-GAAP measures - free cash flow We define free cash flow as net cash provided by operating activities in a period minus payments for property and equipment made in that period. We had net cash provided by operating activities of $14.5 billion for the nine months ended October 31, 2019, which decreased when compared $17.3 billion for the nine months ended October 31, 2018 primarily due to the timing of vendor payments and U.S. associate payroll, as well as the inclusion of Flipkart operations. We generated free cash flow of $6.8 billion for the nine months ended October 31, 2019, which decreased when compared to $10.3 billion for the twelve months ended October 31, 2018 due to the same reasons as the decline in net cash provided by operating activities, as well as $0.8 billion in increased capital expenditures. Free cash flow is considered a non-GAAP financial measure. Management believes, however, that free cash flow, which measures our ability to generate additional cash from our business operations, is an important financial measure for use in evaluating the company's financial performance. Free cash flow should be considered in addition to, rather than as a substitute for, consolidated net income as a measure of our performance and net cash provided by operating activities as a measure of our liquidity. Additionally, Walmart's definition of free cash flow is limited, in that it does not represent residual cash flows available for discretionary expenditures, due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions. Therefore, we believe it is important to view free cash flow as a measure that provides supplemental information to our Consolidated Statements of Cash Flows. Although other companies report their free cash flow, numerous methods may exist for calculating a company's free cash flow. As a result, the method used by Walmart's management to calculate our free cash flow may differ from the methods used by other companies to calculate their free cash flow. The following table sets forth a reconciliation of free cash flow, a non-GAAP financial measure, to net cash provided by operating activities, which we believe to be the GAAP financial measure most directly comparable to free cash flow, as well as information regarding net cash used in investing activities and net cash used in financing activities. Nine Months Ended October 31, (Dollars in millions) 2019 2018 Net cash provided by operating activities $ 14,539 $ 17,308 Payments for property and equipment (capital expenditures) (7,765) (7,014) Free cash flow $ 6,774 $ 10,294 Net cash used in investing activities1 $ (6,285) $ (20,554) Net cash used in financing activities (7,213) 5,921 1 "Net cash used in investing activities" includes payments for property and equipment, which is also included in our computation of free cash flow. 22

# Non-GAAP measures - constant currency

In discussing our operating results, the term currency exchange rates refers to the currency exchange rates we use to convert the operating results for countries where the functional currency is not the U.S. dollar into U.S. dollars or for countries experiencing hyperinflation. We calculate the effect of changes in currency exchange rates as the difference between current period activity translated using the current period's currency exchange rates and the comparable prior year period's currency exchange rates. Additionally, no currency exchange rate fluctuations are calculated for non-USD acquisitions until owned for 12 months.

Throughout our discussion, we refer to the results of this calculation as the impact of currency exchange rate fluctuations. When we refer to constant currency operating results, this means operating results without the impact of the currency exchange rate fluctuations. The disclosure of constant currency amounts or results permits investors to better understand Walmart's underlying performance without the effects of currency exchange rate fluctuations. The table below reflects the calculation of constant currency for total revenues, net sales and operating income for the three and nine months ended October 31, 2019.

| | Three Months Ended October 31, | | | | Nine Months Ended October 31, | | | |
|---|---|---|---|---|---|---|---|---|
| | 2019 | Percent Change[1] | 2019 | Percent Change[1] | 2019 | Percent Change[1] | 2019 | Percent Change[1] |
| *(Dollars in millions)* | Walmart International | | Consolidated | | Walmart International | | Consolidated | |
| **Total revenues:** | | | | | | | | |
| As reported | $ 29,488 | 1.4% | $ 127,991 | 2.5% | $ 88,006 | -1.7% | $ 382,293 | 1.8% |
| Currency exchange rate fluctuations | 1,017 | N/A | 1,017 | N/A | 4,181 | N/A | 4,181 | N/A |
| Constant currency total revenues | $ 30,505 | 4.9% | $ 129,008 | 3.3% | $ 92,187 | 3.0% | $ 386,474 | 2.9% |
| **Net sales:** | | | | | | | | |
| As reported | $ 29,167 | 1.3% | $ 126,981 | 2.5% | $ 87,081 | -1.6% | $ 379,318 | 1.8% |
| Currency exchange rate fluctuations | 1,010 | N/A | 1,010 | N/A | 4,148 | N/A | 4,148 | N/A |
| Constant currency net sales | $ 30,177 | 4.8% | $ 127,991 | 3.3% | $ 91,229 | 3.1% | $ 383,466 | 2.9% |
| **Operating income:** | | | | | | | | |
| As reported | $ 634 | -46.2% | $ 4,718 | -5.4% | $ 2,265 | -39.0% | $ 15,246 | -4.1% |
| Currency exchange rate fluctuations | 64 | N/A | 64 | N/A | 145 | N/A | 145 | N/A |
| Constant currency operating income | $ 698 | -40.8% | $ 4,782 | -4.1% | $ 2,410 | -35.1% | $ 15,391 | -3.1% |

[1] Change versus prior year comparable period.

Walmart

23

# Non-GAAP measures - adjusted EPS

Adjusted diluted earnings per share attributable to Walmart (Adjusted EPS) is considered a non-GAAP financial measure under the SEC's rules because it excludes certain amounts not excluded in the diluted earnings per share attributable to Walmart calculated in accordance with GAAP (EPS), the most directly comparable financial measure calculated in accordance with GAAP. Management believes that Adjusted EPS is a meaningful measure to share with investors because it best allows comparison of the performance for the comparable period. In addition, Adjusted EPS affords investors a view of what management considers Walmart's core earnings performance and the ability to make a more informed assessment of such core earnings performance.

We have calculated Adjusted EPS for the three months ended October 31, 2019 by adjusting EPS for the following: (1) unrealized gains and losses on the company's equity investment in JD.com and (2) a non-cash impairment charge related to the Jabong.com trade name. We adjust for the unrealized gains and losses on the company's equity investment in JD.com because although the Company's investment in JD.com was a strategic decision for the company's retail operations in China, management's measurement of that strategy is primarily focused on the Walmart China financial results rather than the investment value of JD.com. Additionally, management does not forecast changes in fair value of its equity investments. Accordingly, management adjusts EPS for the unrealized JD.com investment gains and losses. We also adjusted EPS for an impairment charge related to the Jabong.com trade name as a result of a strategic decision to focus on the Myntra.com fashion platform.

| | Three Months Ended October 31, 2019 | | | | Percent Change[1] | Nine Months Ended October 31, 2019[2] | | | | Percent Change[1] |
|---|---|---|---|---|---|---|---|---|---|---|
| **Diluted earnings per share:** | | | | | | | | | | |
| Reported EPS | | | | $ 1.15 | 98.3% | | | | $ 3.74 | 270.3% |
| **Adjustments:** | **Pre-Tax Impact** | **Tax Impact[3,4]** | **NCI Impact[5]** | **Net Impact** | | **Pre-Tax Impact** | **Tax Impact[3,4]** | **NCI Impact[5]** | **Net Impact** | |
| Unrealized (gains) and losses on JD.com investment | $ (0.06) | $ 0.01 | $ — | $ (0.05) | | $ (0.32) | $ 0.07 | $ — | $ (0.25) | |
| Non-cash impairment charge on Jabong.com trade name | 0.10 | (0.03) | (0.01) | 0.06 | | 0.10 | (0.03) | (0.01) | 0.06 | |
| **Net adjustments** | | | | $ 0.01 | | | | | $ (0.19) | |
| Adjusted EPS[2] | | | | $ 1.16 | 7.4% | | | | $ 3.55 | 1.4% |

[1] Change versus prior year comparable period.
[2] Quarterly adjustments or adjusted EPS may not sum to YTD adjustments or YTD adjusted EPS due to rounding.
[3] The reported effective tax rate was 24.1% for the three months ended October 31, 2019. When adjusted for the above items, the effective tax rate was 24.65% for the three months ended October 31, 2019.
[4] Calculated based on nature of item, including any realizable deductions, and statutory rate in effect for relevant jurisdictions.
[5] Calculated based on the ownership percentages of the noncontrolling interest at Flipkart.

Walmart

24

# Non-GAAP measures - adjusted EPS

As previously disclosed in our third quarter ended October 31, 2018 press release, we have calculated Adjusted EPS for the three months ended October 31, 2018 by adjusting EPS for the following: (1) the loss on sale of the majority stake in Walmart Brazil, (2) an adjustment to the provisional amount recorded in the third quarter of fiscal 2019 related to Tax Reform and (3) unrealized gains and losses on our JD.com investment. The provisional measurement period related to Tax Reform ended in the fourth quarter of fiscal 2019. The most directly comparable financial measure calculated in accordance with GAAP is EPS for the three months ended October 31, 2018.

| | Three Months Ended October 31, 2018 | | | Nine Months Ended October 31, 2018[2] | | |
|---|---|---|---|---|---|---|
| **Diluted earnings per share:** | | | | | | |
| Reported EPS | | | $ 0.58 | | | $ 1.01 |
| **Adjustments:** | **Pre-Tax Impact** | **Tax Impact[1]** | **Net Impact** | **Pre-Tax Impact** | **Tax Impact[1]** | **Net Impact** |
| Unrealized (gains) and losses on JD.com investment | $ 0.61 | $ (0.13) | $ 0.48 | $ 1.25 | $ (0.28) | $ 0.97 |
| Loss on sale of majority stake in Walmart Brazil | 0.03 | — | 0.03 | 1.64 | (0.10) | 1.54 |
| Adjustment to provisional amount for Tax Reform | — | (0.01) | (0.01) | — | (0.02) | (0.02) |
| **Net adjustments** | | | $ 0.50 | | | $ 2.49 |
| Adjusted EPS[2] | | | $ 1.08 | | | $ 3.50 |

[1] Calculated based on nature of item, including any realizable deductions, and statutory rate in effect for relevant jurisdiction.
[2] Quarterly adjustments or adjusted EPS may not sum to YTD adjustments or YTD adjusted EPS due to rounding. Additionally, individual adjustments may not sum to net adjustments due to rounding.

25

Additional resources at stock.walmart.com • Unit counts & square footage • Comparable store sales, including and excluding fuel • Revised fiscal 2019 quarterly comp transactions • Terminology 26